Exhibit 99.1

3033 Campus Drive Suite E490 Plymouth, Minnesota 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Rob Litt, 763-577-6187

INVESTOR CONTACT:	Laura Gagnon, 763-577-8213

MOSAIC TO CONTINUE TO SUPPLY POTASH TO POTASHCORP

UNTIL TRIAL BEGINS

PLYMOUTH, Minn., June 30, 2011 – The Mosaic Company (NYSE: MOS) today announced that the Saskatchewan Court of Queen’s Bench has ordered Mosaic to continue to supply potash from its mine at Esterhazy, Saskatchewan, to Potash Corporation of Saskatchewan Inc. (“PCS”) until trial begins, currently scheduled for January 2012. The court’s ruling did not address the merits of any claims in the pending lawsuit between PCS and Mosaic.

Mosaic has provided PCS with potash from Esterhazy, at cost, for approximately 40 years under a tolling agreement. Mosaic notified PCS that, as of May 2011, Mosaic had satisfied its obligation to provide potash to PCS under the agreement. PCS disputes Mosaic’s determination as to when Mosaic’s obligation to provide potash to PCS from the Esterhazy mine expires.

Mosaic believes that PCS’s claims in the lawsuit are without merit and intends to defend vigorously against them.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and the effects of the current economic and financial turmoil; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, necessary governmental permits or approvals; further developments in the lawsuit involving the tolling agreement at the Company’s Esterhazy, Saskatchewan, potash mine, including settlement or orders, rulings, injunctions or other actions by the court, the plaintiff or others in relation to the lawsuit; the effectiveness of our processes for managing our strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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